Exhibit 23.3

Consent of GeothermEx Inc.

In connection with U.S. Geothermal Inc's registration statement on Form 10-K, S-1, S-8 and related filings under the United States Securities Act of 1933, I, Subir Sanyal, on behalf of GeothermEx Inc. ("GeothermEx"), hereby consent to the use of GeothermEx's name and to the use of the "Technical Report On The Raft River Geothermal Resource, Cassia County Idaho" dated August 2002, and the "Results From The short-Term Well Testing Program at the Raft River Geothermal Field, Cassia County, Idaho" dated October 2004, together with the "Technical Reports", references to the Technical Reports, or portions thereof, or information derived from the Technical Reports, in the Registration Statement.

Dated at Richmond, California, this 7th day of June, 2010

/s/ Subir K. Sanyal
Name: Subir K. Sanyal
Title: President